Exhibit 2.1

____________________________________________________________

ASSET PURCHASE AGREEMENT

by and among

ADITXT, INC.,

PEARSANTA, INC.

and

MDNA LIFE SCIENCES, INC.

Dated as of December 17, 2023

____________________________________________________________

- i -

Article VI	ADDITIONAL AGREEMENTS		28
	6.1	Indemnification	28
	(c)	Survival of Representations and Warranties	28
	6.3	Press Release and Announcements	31
	6.4	Use of Name and Information; Survival of Company Post-Closing	32
	6.5	Expenses	32
	6.6	Remedies 32	32
	6.7	Further Assurances	32
	6.8	Confidentiality	32
	6.9	Interim Financials	32
	6.10	Board Seat	33
	6.11	Piggyback Registration	33

Article VII	CONDITIONS TO CLOSING		34
	7.1	Conditions to the Obligations of the Company	34
	7.2	Conditions to Parent’s Obligations	35

Article VIII	COVENANTS PRIOR TO CLOSING		36
	8.1	Affirmative Covenants	36
	8.2	Negative Covenants	36
	8.3	Exclusivity	37
	8.4	Regulatory and Third Party Approval	37
	8.5	Termination	38
	8.6	Access; Cooperation	39

Article IX	MISCELLANEOUS		39
	9.1	Amendment and Waiver	39
	9.2	Notices	40
	9.3	Successors and Assigns	40
	9.4	Severability	41
	9.5	Interpretation	41
	9.6	No Third Party Beneficiaries	41
	9.7	Complete Agreement	41
	9.8	Counterparts	41
	9.9	Electronic Delivery	41
	9.10	Governing Law; JURISDICTION; WAIVER OF JURY TRIAL	42
	9.11	Schedules	42
	9.12	Prevailing Party	42

- ii -

SCHEDULES

Exhibits:

Exhibit A	Consideration Schedule
Exhibit B	Officer’s Certificate of Parent
Exhibit C	Officer’s Certificate of the Company
Exhibit D	Form of Certificate of Designation
Exhibit E	Form of Side Letter
Exhibit F	Form of Transition Services Agreement

Schedules:

Schedule I	Schedule of Acquired Assets
Schedule II	Company Disclosure Schedule
Schedule III	Purchaser Parties Disclosure Schedule

 - iii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 17, 2023, by and among Aditxt, Inc., a corporation organized under the laws of the State of Delaware (“Parent”), Pearsanta, Inc., a corporation organized under the laws of the State of Delaware (“Pearsanta”) (collectively, Parent and Pearsanta, the “Purchaser Parties”), and MDNA Life Sciences, Inc., a corporation organized under the laws of the State of Delaware (the “Company”).

WHEREAS, the Company is a scientific testing and mitochondrial DNA research company focused on discovering, developing and commercializing diagnostic tests to detect diseases (the “Business”); and

WHEREAS, the Company wishes to sell, transfer, assign and contribute to Pearsanta, and Parent and Pearsanta wish to accept, the Acquired Assets (defined below) in exchange for the issuance to the Company of the Aggregate Equity Consideration (defined below) as set forth on the Consideration Schedule (defined below) attached hereto as Exhibit A, and the ability to request, subject to the terms and conditions set forth herein, the Upfront Working Capital Payment (defined below), the Closing Working Capital Payment (defined below) and the Capital Payment (defined below) as set forth herein (the “Transaction”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

Article I

CERTAIN DEFINITIONS

1.1 Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” means such assets of the Company as are set forth in the Schedule of Acquired Assets and all of the goodwill of the Company related thereto, arising therefrom or used in connection therewith the foregoing.

“Additional Pearsanta Shares” has the meaning set forth in Section 2.3(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliate Transactions” has the meaning set forth in the Section 2.2(b)(iv)(I).

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Tax Law) of which the Company is or has been a member.

“Aggregate Consideration” has the meaning set forth in Section 2.3.

“Aggregate Equity Consideration” means the Pearsanta Shares (as applicable), the Parent Shares (as applicable) and the Parent Warrants.

“Agreement” has the meaning set forth in the Preamble.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(b)(iv)(J).

“Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Bill of Sale” has the meaning set forth in Section 2.2(b)(iv)(K).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or other date on which banks located in Boston, Massachusetts are closed for business as a result of federal, state or local holiday.

“Capital Payment” means an aggregate amount of the payments for working capital agreed to be provided by Parent to Pearsanta following the Closing pursuant to the Side Letter and Section 2.6.

“Cash” means, at any given time, all cash reflected on the consolidated balance sheet of the Company (before taking into account the consummation of the transactions contemplated hereby) and cash equivalents, in each case determined in accordance with GAAP; provided, however, that Cash shall be reduced by issued or outstanding checks and drafts and pending electronic debits or any other uncleared payments written or otherwise made by the Company, in each case as of the Closing. Cash expressly excludes all Restricted Cash.

“Certificate of Designation” means the certificate of designation deliverable by Pearsanta with the Pearsanta Shares, which is substantially in the form of Exhibit D attached hereto.

“Chosen Courts” has the meaning set forth in Section 9.10(b).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Working Capital Payment” means the aggregate cash payment of $500,000 payable pursuant to Section 2.2(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Indemnified Parties” means the Company and its Affiliates and their respective equityholders, officers, managers, directors, employees, agents, partners, members, representatives, successors and assigns.

“Company Intellectual Property” means all Intellectual Property Rights owned by, purposed to be owned by, or filed in the name of, the Company.

“Confidential Information” means all information, in any form or medium, that relates to the business, products, financial position or condition, services or research or development of the Company or its suppliers/vendors, distributors, customers, independent contractors or other business relations. Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any of the Company’s acts or omissions.

“Consideration Schedule” means the schedule attached to this Agreement as Exhibit A, setting forth the amount of Parent Shares, Parent Warrants and Pearsanta Shares to be issued to the Company.

“Contract” means any written or oral and express or implied contract, agreement or other instrument or obligation to which the party in question is a party or any of its assets may be bound.

“Convertible Promissory Note(s)” means those promissory notes issued by the Company and convertible into Company shares and bearing interest at the rates of 8%, 10%, and 12% per annum.

“Court of Chancery” has the meaning set forth in Section 9.10(b).

“COVID-19” means the respiratory disease caused by the Coronavirus.

“Deductible” has the meaning set forth in Section 6.1(a).

“Delaware Federal Court” has the meaning set forth in Section 9.10(b).

“Draft Consideration Allocation” has the meaning set forth in Section 2.4.

“Electronic Delivery” has the meaning set forth in Section 9.9.

“Encumbrance” means any Lien (other than restrictions on transfer under the Securities Act and applicable state securities Laws).

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person other than a corporation, including units, membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or other rights to purchase or other acquire any of the foregoing.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Executive Order” has the meaning set forth in Section 3.12(c).

“Final Consideration Allocation” has the meaning set forth in Section 2.4.

“Financial Statements” has the meaning set forth in Section 3.5.

“Financing” means an equity or debt financing by the Parent of at least $10,000,000.

“Fraud” means a claim for Delaware common law fraud brought against a party hereto.

“Fundamental Representations” means, (a) with respect to the Company, the representations and warranties contained in Section 3.1 (Organization), Section 3.2(a) (Authorization; Noncontravention), Section 3.4 (Assets; Sufficiency), Section 3.15 (Brokerage and Transaction Bonuses), Section 3.17 (Affiliate Transactions) and (b) with respect to the Purchaser Parties, the representations and warranties contained in Section 5.1 (Organization and Power), and Section 5.2 (Authorization; Noncontravention), and Section 5.3 (Capitalization).

“FY21 Financial Statements” has the meaning set forth in Section 3.5.

“FY22 Financial Statements” has the meaning set forth in Section 3.5.

“FY23 Financial Statements” has the meaning set forth in Section 3.5.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the articles of incorporation, by-laws, operating agreements, partnership agreements, and similar organizational and governing documents, as applicable.

“Government Sponsor” has the meaning set forth in Section 3.10(g).

“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of government or any agency or department or subdivision of any governmental authority or other entity or group thereof, including the United States federal government or any state, local or non-U.S. government, or any arbitrator or other arbitral body with adjudicatory authority.

“Indebtedness” means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all defined benefit pension, defined contribution, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company who terminated employment or whose services to the Company have ceased (as applicable) prior to the Closing and deferred compensation liabilities of the Company or its Subsidiary (including, without limitation, any employer contributions under the Company defined contribution plan accrued or payable for the 2023 calendar year (or any other pre-Closing period)), together, in each case, with any associated employer payroll taxes, other than the Transaction Bonuses, (vi) all obligations of such Person secured by a Lien, (vii) all guaranties of such Person in connection with any of the foregoing, (viii) all obligations required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness, (ix) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business), including all deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof), (x) all unpaid Taxes of or with respect to the Company in respect of all Pre-Closing Tax Periods whether or not then due, excluding any Tax refunds and including any Taxes attributable to amounts includible in income pursuant to Section 965(a) of the Code, including, without limitation, any deferred payroll Taxes under the CARES Act, (xi) any amounts payable by the Company to any Related Party and (xii) all obligations in respect of accrued interest, prepayment premiums or the like or penalties related to any of the foregoing.

“Indemnified Taxes” means, collectively and without duplication, (A) any and all Taxes (or the non-payment thereof) of the Company which are attributable to or relate to any Pre-Closing Tax Period, (B) any and all Taxes of any Affiliated Group with respect to which the Company was a member in any Pre-Closing Tax Period, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (C) any and all Taxes of any Person (other than the Company) imposed on or with respect to the Company as a transferee or successor, by Contract (including any Tax allocation, Tax sharing or Tax indemnity agreements) or pursuant to any Law, rule or regulation, or otherwise which Taxes relate to an event, relationship, or transaction occurring or existing on or before the Closing Date, including any Taxes attributable to amounts includible in income pursuant to Section 965(a) of the Code with respect to earnings generated on or prior to the Closing Date, and (D) any Taxes of any shareholder (including any Taxes of such shareholder that are attributable to facts described in clause (C)) for any Tax period, in each case as may be attributable to or are incurred in connection with the transfers of the Acquired Assets pursuant to this Agreement.

“Indemnitee” has the meaning set forth in Section 6.1(f).

“Indemnitor” has the meaning set forth in Section 6.1(f).

“Intellectual Property Rights” means any and all intellectual property or proprietary rights of every kind and description anywhere in the world, including the following (i) patents, patent applications, patent disclosures, invention disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans, company names, trade names, phone numbers containing any of the foregoing, and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), and registrations, applications for registration and renewals thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations, applications for registration and renewals thereof, (iv) Software (in both source code and object code form) and documentation thereof, and (v) trade secrets and confidential information (including ideas, formulas, recipes, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, data and databases, personally identifiable information, financial and marketing plans and customer and supplier/vendor lists and information).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person, and (ii) any capital contribution by such Person to any other Person.

“IPO” has the meaning set forth in Section 2.3(a).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, when referring to the “knowledge” of the Company, or any similar phrase or qualification based on knowledge of the Company, (i) the actual knowledge of each of Chris Mitton, Andrew Harbottle, PhD, and Jonathan Mills; and (ii) the knowledge that any such person referenced in (a)(i) above would have obtained in the conduct of his or her business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question; and (b) when referring to the “knowledge” of the Purchaser Parties, or any similar phrase or qualification based on knowledge of the Purchaser Parties, (i) Amro Albanna and Ernie Lee; and (ii) the knowledge that any such person referenced in (b)(i) above would have obtained in the conduct of his or her business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

“Latest Balance Sheet” has the meaning set forth in Section 3.5.

“Law” means any foreign, federal, state or local law (statutory, common or otherwise), act, constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, order, decree, ruling, or other similar requirement enacted, adopted, promulgated, applied or enforced by any Governmental Authority.

“Lease Agreement” means each of the following lease agreements: (a) Lease Agreement, dated as of November 30, 2020 and scheduled to expire December 16, 2023 , by and between the Company and The Council of the City of Newcastle Upon Tyne, for the leased real property located at The Biosphere, Draymans Way, Newcastle Helix Upon Tyne, UK; and (b) the Lease Agreement for Company’s headquarters located at the leased real property at 2054 Vista Parkway, Suite 400, West Palm Beach, FL 33411.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any mortgage, pledge, hypothecation, lien, security interest, community property interest, security agreement, easement, covenant, restriction, license (or sublicense) or other encumbrance of any kind or nature whatsoever.

“Losses” means any loss, liability, cost, damage, claim, penalty, Tax, fine or expense (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation or defense, in settlement and/or enforcement of any claim or action).

“Material Adverse Effect” means a material and adverse effect upon the business, operations, assets, liabilities, financial condition or position, operating results, cash flow, net worth, prospects or employee, customer or supplier/vendor relations of the Company; provided, however, that the term “Material Adverse Effect” as used herein shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), sabotage, military actions, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any prospective or actual changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, in each case, after the date hereof; (vi) earthquakes, tornadoes, hurricanes, floods, acts of God and other force majeure events; or (vii) any epidemics, pandemics and disease outbreaks (including COVID-19), or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, or any material worsening of such conditions threatened or existing as of the date of this Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to the other similarly situated companies of comparable size conducting business in the industry or industry sector to which the Company conducts its business.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Materiality Qualifier” means any qualification referencing the terms “material,” “materially,” “materiality,” “Material Adverse Effect,” “material adverse change,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect,” “for such exceptions that would not reasonably be expected to have a Material Adverse Effect” or other thresholds or terms of similar import or effect.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the BSD license, the MIT license, the Eclipse Public License, the Common Public License, the Mozilla Public License, and the Artistic License; (ii) any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms; or (iii) any Reciprocal License, in each case whether or not Source Code is available or included in such license.

“Outside Date” has the meaning set forth in Section 8.5(a)(vi).

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnified Parties” means each Purchaser Party and its respective Affiliates (excluding the Company and its Affiliates) and their respective equityholders, officers, managers, directors, employees, agents, partners, members, representatives, successors and assigns.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Shares” means 50,000 shares of Parent Common Stock.

“Parent Warrants” means warrants exercisable to purchase 50,000 Parent Shares at a price equal to the opening share price of the Parent Common Stock as of the Closing Date.

“Payoff Letters” has the meaning set forth in Section 2.2(b)(iv)(A).

“Pearsanta” has the meaning set forth in the Preamble.

“Pearsanta Common Stock” means shares of the common stock, par value $0.001 per share, of Pearsanta.

“Pearsanta Shares” means shares of Pearsanta preferred stock, par value $0.001 per share, each convertible into 1,000 shares of Pearsanta Common Stock and redeemable by Pearsanta, in each case in accordance with the Certificate of Designation.

“Permitted Liens” means (i) Liens for Taxes not due and payable, and for which adequate reserves have been maintained on the Latest Balance Sheet in accordance with GAAP, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts which are not due and payable, (iii) Liens arising from zoning ordinances which are not material to the Company’s business as currently conducted thereon, and (iv) with respect to Liens on Intellectual Property Rights, nonexclusive licenses (or sublicenses) granted to customers in the ordinary course of business consistent with past practice.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Proceedings” has the meaning set forth in Section 3.11.

“Purchaser Parties” has the meaning set forth in the Preamble.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon:  (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Regulations” means the final and temporary Treasury Regulations promulgated by the U.S. Department of the Treasury under the Code.

“Restricted Cash” means any restricted or trapped cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), deposits with third parties, or any other cash or cash equivalents which is not freely usable by the Parent because it is subject to restrictions, limitations, or taxes on use or distribution by Law, contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal Law then in force.

“Schedule of Acquired Assets” means the schedule of Acquired Assets attached hereto as Schedule I.

“Side Letter” means the letter agreement to be entered into among Parent, Pearsanta and the Company, which is substantially in the form of Exhibit E attached hereto, relating to the Capital Payment to be made by Parent to Pearsanta.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

“Tax” means any U.S. federal, state, local or any non-U.S. tax, charge, fee , impost or other assessment in the nature of a tax of any type, including but not limited to any of the following types: income, gross receipts, franchise, profits, escheat or unclaimed property, estimated, alternative minimum, add-on minimum, ad valorem, sales, use, transfer, registration, value added, goods and services, harmonized sales, excise, natural resources, severance, stamp, occupation, premium, windfall or excess profits, environmental, customs, duties, real property, personal property, intangible property, capital stock, social security, employment, unemployment, disability, payroll, license, business organization, prohibited transaction, net investment income, healthcare or health insurance, employee or other withholding, or other tax, of any kind whatsoever, (including provision pension plan contributions, employment insurance premiums and workers compensation premiums), and including any interest, penalties or additions to tax or additional amounts in respect of any of the foregoing, whether disputed or not.

“Taxing Authority” means any U.S. federal, state or local or non-U.S. Governmental Authority or other duly-authorized Person with delegated authority regarding the imposition, collection, enforcement or administration of any Tax.

“Tax Returns” means returns, elections, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, attachments or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any Person or the administration of any Laws, regulations or administrative requirements relating to any Taxes, and including any amendments thereof.

“Transaction” has the meaning set forth in the Preamble.

“Transaction Bonuses” means special bonuses, severance or other similar compensation (discretionary or otherwise) payable to any director, manager, officer, advisor, consultant or employee of the Company in connection with or arising out of the successful completion of the transactions contemplated hereby (including the employer’s share of any Taxes attributable to such amounts and any other compensatory payment made in connection with this Agreement).

“Transaction Documents” means, collectively, this Agreement, Employment or Consulting Agreements, IP Assignment Agreements, Bill of Sale, Assignment and Assumption Agreement, Restrictive Covenant Agreements, Side Letter, Transition Service Agreement and all of the schedules, exhibits, certificates, agreements and other documents contemplated thereby and delivered in connection herewith.

“Transaction Expenses” means all Taxes, fees, costs and expenses (including investment bankers, attorney’s and accountant’s fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, including, for the avoidance of doubt, the costs, Taxes and expenses associated with Transaction Bonuses).

“Transition Services Agreement” means that certain transition services agreement to be entered into between Pearsanta and the Company, which is substantially in the form of Exhibit F attached hereto, relating to the provision by the Company of certain transition services and payment of (i) up to $2,200,000 to make payments towards accounts payable owed by the Company and as reasonably approved pursuant to the terms therein and (ii) such amount of funds as mutually agreed by Pearsanta and the Company to be necessary to cover the costs and expenses of operating the UK Lab for a period of three (3) months following the Closing, and (iii) such amount of funds as mutually agreed by Pearsanta and the Company to be necessary to cover the compensation costs under the employment or consulting agreements of the individuals set forth on Schedule 2.2(b)(iii)(A) for a period of three (3) months following the Closing.

“UK Lab” means collectively, the lab facility located at The Biosphere, Draymans Way, Newcastle Helix Upon Tyne, UK, and the equipment, documents, materials, and personnel situated therein.

“Upfront Working Capital Payment” means the aggregate cash payment of $500,000 payable pursuant to Section 2.2(b)(i).

“USA Patriot Act” has the meaning set forth in Section 3.12(c).

Article II

PURCHASE AND SALE OF THE ASSETS

2.1 Basic Transaction. On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) Acquired Assets. Pearsanta shall and hereby agrees to acquire from the Company, and the Company shall and hereby agrees to sell, convey, assign, transfer and deliver to Pearsanta, the Acquired Assets, free and clear of all Encumbrances for the consideration specified herein.

(b) Excluded Assets. Notwithstanding anything contained herein to the contrary, none of the Purchaser Parties is purchasing, and the Company is not selling, assigning, transferring, or conveying any assets, other than the Acquired Assets (collectively referred to as the “Excluded Assets”), including, without limitation the following assets of the Company:

(i) all taxpayer and other identification numbers and minute books, stock transfer books and other documents relating to the organization, maintenance, and existence of the Company;

(ii) the Lease Agreement;

(iii) civic or charitable sponsorship Contracts;

(iv) the Company’s rights under this Agreement and the agreements to be executed by the Company in connection herewith;

(v) the bank account(s) of the Company and all Cash contained therein;

(vi) all employee-related or employee benefit-related files or records;

(vii) all of the Company’s benefit plans, and all insurance Contracts, policies and/or administrative service arrangements related thereto;

(viii) all of the Company’s insurance policies;

(ix) any of the Company’s tax credits or refunds or claims for refunds of credits of Taxes or other amounts paid to Taxing Authorities in connection with the Business or the Acquired Assets and relating to any Pre-Closing Tax Periods;

(x) all Tax Returns of the Company;

(xi) all rights and claims of the Company to the extent related to any of the foregoing or any Retained Liability;

(xii) any and all Equity Interests owned by the Company in its Subsidiary; and

(xiii) all Contracts of the Company except as specifically included in Section 2.1(a).

(c) Assumed Liabilities. As part of the Final Consideration to be issued and/or paid to the Company for the Acquired Assets, at the Closing, the applicable Purchaser Party shall assume only the obligations to be performed after the Closing under or with respect to the Acquired Assets, but excluding any obligations or Liabilities arising from or related to any activities or events occurring on or prior to the Closing (the “Assumed Liabilities”).

Notwithstanding anything herein to the contrary and for the avoidance of doubt, the fact that a Liability may fall under the definition of “Assumed Liabilities” and may have been assumed by the applicable Purchaser Party hereunder, shall not in any respect prevent the applicable Purchaser Party from seeking or receiving indemnification hereunder with respect to such Liability to the extent the Purchaser is otherwise entitled to indemnity with respect to such liability or obligation pursuant to the terms of Article VI. Furthermore, the Purchaser Parties shall not have any obligation to indemnify the Company with respect to a Liability constituting an Assumed Liability to the extent Purchaser Parties are entitled to indemnification with respect to such Liability pursuant to the terms of Article VI. For explanation purposes, if a Liability is an Assumed Liability but also constitutes a breach of a representation and warranty made by the Company, the Purchaser Parties shall be entitled to be indemnified with respect to such Liability as a result of and only to the extent that the same otherwise constitutes a breach for which indemnification is available to such Purchaser Party under Article VI, and the Company shall not be entitled to be indemnified by the Purchaser Parties for any Losses it incurs with respect to such Liability (pursuant to the indemnification of the Purchaser Parties or otherwise) unless such Liability arises from the Purchaser Parties’ failure to perform their obligations with respect to the Assumed Liabilities after the Closing Date.

(d) Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, no Purchaser Party nor any of its Affiliates shall assume and in no event shall be deemed to have assumed, any Liability of the Company or any of its Affiliates whatsoever (collectively, the “Retained Liabilities”), other than as specifically set forth in Section 2.1(c). Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

(i) all Liabilities for Taxes of the Company;

(ii) any Liability arising from or related to the operations of the Company or the Business, whenever arising or incurred, or the ownership, development, or distribution of the Business products or the Acquired Assets by the Company prior to and through the Closing Date, including any warranty claims;

(iii) all Liabilities with respect to any of the Company’s employees (including Liabilities with respect to employment compensation, benefits or severance), including any accrued sales commissions or other accrued payroll obligations of the Company which are unpaid at Closing (including the employer portion of any employment or payroll Taxes with respect to any such accruals);

(iv) any Indebtedness or other operating Liabilities of the Company (including accounts payable or other obligations under any Contract). Purchaser Parties shall be under no obligation to hire any of the Company’s employees and shall not assume any Liabilities with respect to such employees. In furtherance of the foregoing, each of the Purchaser Parties is not assuming any obligations or Liabilities with respect to any employees that the Purchaser Parties choose not to hire;

(v) all Liabilities relating to or arising out of charges or assessments of any Governmental Authority (x) prior to Closing with respect to the Acquired Assets and Assumed Liabilities, and (y) at any time with respect to the Excluded Assets, the Retained Liabilities and for the account of the Company;

(vi) all Liabilities or obligations owed or owing to any shareholders, members, Persons or any Affiliate of the foregoing or any Affiliate of the Company;

(vii) all Liabilities with respect to the Company’s violation or alleged violation of any law, including laws relating to civil rights, health, safety, labor, discrimination, intellectual property, export controls and Environmental Laws;

(viii) all Liabilities for warranty claims relating to or arising from operations of the Business prior to the Closing Date;

(ix) any obligation of the Company to indemnify any Person;

(x) Indebtedness of or guaranty by the Company of any Indebtedness, of the Company;

(xi) past, pending, future suits, investigations, administrative proceedings or any other proceedings or claims based on violations of any Laws relating to the Company operation of the Business prior to the Closing;

(xii) any accrued sales commissions or other accrued payroll obligations of the Company which are unpaid at Closing (including the employer portion of any employment or payroll Taxes with respect to any such accruals); and

(xiii) all Contracts of the Company with, and obligations and liabilities to, any Person or legal entity that is subject to U.S. economic sanctions as administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, or any person or legal entity that is located in any of the following countries or regions: the People’s Republic of China, the Russian Federation, and the Crimea, Donbas and Luhansk regions of Ukraine.

(e) Procedures for Assets Not Transferable. Unless expressly waived by the Purchaser Parties, if any Contract, permit, or any other property or right included in the Assumed Liabilities or the Acquired Assets is not assignable or transferable without the consent of any Person, and such consent has not been obtained prior to the Closing: (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof; (ii) the Company’s obligations with respect to such Contract, permit or other property or right shall remain the obligations of the Company until such item can be transferred to the Purchaser Parties; (iii) Purchaser Parties shall not assume the Company’s obligations with respect thereto until such time as the applicable consent has been obtained (at which point the applicable Purchaser Party shall only assume the Company’s obligations with respect thereto arising after such consent has been obtained); and (iv) in such case, the Company shall not be liable to the Purchaser Parties in any way with respect to the consent of any Person not being given or obtained with respect to the transfer or assignment of any such Contract, permit or any other property or right.

(f) The parties hereto hereby waive compliance with the bulk sales Laws of any applicable jurisdiction, and the Company agrees to indemnify, defend and hold harmless each Purchaser Party and their respective Affiliates from and against any claims arising out of or due to the failure to comply with such bulk sales Laws.

2.2 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by means of a virtual closing remotely via teleconference and through the electronic exchange of signatures, commencing at 10:00 a.m. Central Time on the third (3rd) Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), or at such other place or on such other date as is mutually agreed in writing (e-mail being sufficient) between the Purchaser Parties and the Company. The date of the Closing is referred to herein as the “Closing Date.”

(b) Subject to the conditions set forth in this Agreement, at or prior to the Closing as indicated below:

(i) Parent shall (A) pay or cause to be paid to Pearsanta an amount equal to Upfront Working Capital Payment upon the completion of the Financing, which shall be distributed to the Company in accordance with Section 2.7; (B) pay or cause to be paid to Pearsanta an amount equal to the Closing Working Capital Payment at Closing, which shall be distributed to the Company in accordance with Section 2.7, and (C) issue or cause to be issued, as applicable, the Aggregate Equity Consideration to the Company in the amounts set forth on Exhibit A at Closing;

(ii) Parent shall deliver, or cause to be delivered, to the Company, a duly executed Side Letter and certified copies of the resolutions of Parent’s board of directors, board of managers, managing member or other similar governing body authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(iii) Pearsanta shall deliver, and Parent shall cause Pearsanta to deliver, to the Company the following:

(A) an employment or consulting agreement template, in the form and substance reasonably satisfactory to Parent and Pearsanta, with each of the individuals set forth on Schedule 2.2(b)(iv)(D), which will contemplate a possible commencement date following the termination of the Transition Services Agreement and prior to the 6 month anniversary of the Closing Date (as applicable, the “Employment or Consulting Agreement”);

(B) a duly executed Side Letter;

(C) a duly executed Transition Services Agreement; and

(D) certified copies of the resolutions of Pearsanta’s board of directors, board of managers, managing member or other similar governing body authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and the appointment of Chris Mitton as an interim director on the board of directors of Pearsanta in accordance with Section 6.10.

(iv) at the Closing, the Company shall deliver, or cause to be delivered, to Purchaser Parties the following:

(A) evidence of releases of all Liens (other than any Permitted Liens) related to the Acquired Assets and payoff letters (together with appropriate discharge statements under applicable Law) with respect to any Indebtedness of the Company related to the Acquired Assets outstanding as of the Closing (if any) (the “Payoff Letters”);

(B) all third-party consents and approvals set forth on the attached Schedule 2.2(b)(iv)(B);

(C) all governmental and regulatory consents, novations, approvals, licenses and authorizations set forth on the attached Schedule 2.2(b)(iv)(C);

(D) restrictive covenant agreements, in form and substance reasonably satisfactory to Parent, executed by Chris Mitton;

(E) certified copies of the resolutions of the Company’s board of directors, board of managers, managing member or other similar governing body authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(F) good standing certificates (including Tax good standing) for the Company from the applicable Governmental Authority of its jurisdictions of organization dated within ten (10) days prior to the Closing Date;

(G) a duly executed IRS Form W-9 from the Company;

(H) intellectual property assignment agreements necessary to transfer the Company Intellectual Property that are part of the Acquired Assets to the Parent (or, at Parent’s option, Pearsanta), each case in the form and substance reasonably satisfactory to Parent, executed by the Company or the applicable party required to transfer the Company Intellectual Property that are part of the Acquired Assets to Parent (the “IP Assignment Agreements”);

(I) evidence reasonably satisfactory to Parent that the Company has taken all such actions as may be necessary to cause all Contracts, commitments or transactions, including all amounts payable, receivable or loans resulting therefrom, between the Company or between the Company and any of its Affiliates relating to any of the Acquired Assets (the “Affiliate Transactions”), to be satisfied (with no post-Closing Liability to the Company) prior to Closing;

(J) the applicable Purchaser Party shall have received a counterpart of the Assignment and Assumption Agreement, in form and substance reasonably satisfactory to Parent, duly executed by the Company (the “Assignment and Assumption Agreement”);

(K) the applicable Purchaser Party shall have received a Bill of Sale, in form and substance reasonably satisfactory to Parent, duly executed by the Company (the “Bill of Sale”), and such other instruments as may be reasonably requested by Parent to transfer full legal and beneficial ownership of the Acquired Assets to each Purchaser Party, as applicable, free and clear of Liens;

(L) a duly executed Side Letter;

(M) a duly executed Transition Services Agreement; and

2.3 Consideration. The aggregate consideration payable by Pearsanta for the Acquired Assets shall consist of the following (collectively, the “Aggregate Consideration”):

(a) 5,000 Pearsanta Shares; provided, however, that if the value of such Pearsanta Shares, on an as-converted basis, at the time of the pricing of the Pearsanta Common Stock in connection with the sale of shares of Pearsanta Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (“IPO”) does not equal $25,000,000, an additional amount of Pearsanta Shares (“Additional Pearsanta Shares”) so that the sum of the value of the Pearsanta Shares plus the Additional Pearsanta Shares (if any) shall equal $25,000,000;

(b) the Parent Shares;

(c) the Parent Warrant;

(d) the Upfront Working Capital Payment (or portion thereof distributed to the Company in accordance with Section 2.7); and

(e) the Closing Working Capital Payment (or portion thereof distributed to the Company in accordance with Section 2.7).

2.4 Aggregate Equity Consideration Allocation. Within 120 days after the Closing, Parent shall provide Company with an allocation of the Aggregate Equity Consideration (and assumed liabilities and those other items required to be taken into account for income Tax purposes) among the Acquired Assets in accordance with the requirements set forth in Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Draft Consideration Allocation”). Parent shall permit the Company to review and comment on the Draft Consideration Allocation and shall consider in good faith such revisions as are reasonably requested by Company in preparation of the final allocation schedule, and if Company does not provide any comments within 30 days following the delivery of the Draft Consideration Allocation by Parent, the Draft Consideration Allocation will be considered final and binding upon the parties hereto (the “Final Consideration Allocation”). Purchaser Parties and the Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final Consideration Allocation and shall not take any position (whether in Tax Returns, audits or otherwise) that is inconsistent with the Final Consideration Allocation, except, in each case, as required by applicable Law. If the Aggregate Equity Consideration is adjusted pursuant to this Agreement, the Consideration Price Allocation shall be adjusted as appropriate, and Parent and the Company shall cooperate in good faith in making any such adjustments.

2.5 Withholding. Notwithstanding anything in this Agreement to the contrary, Parent or its respective designees and the Company shall be entitled to withhold and deduct from any consideration otherwise payable pursuant to this Agreement such amounts as Parent or its respective designees or the Company are required to deduct and withhold with respect to the making of such payment under the Code and any Treasury Regulations promulgated thereunder or any applicable provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

2.6 Capital Payment. In connection with the Transactions, Parent shall contribute to Pearsanta, subject to the consent of the board of directors of Pearsanta and Parent, the Capital Payment in accordance with the Side Letter. Notwithstanding anything to the contrary set forth in this Agreement, (a) any payment of the Capital Payment shall be subject to and made in compliance with the applicable terms and conditions of Parent’s and its Subsidiaries’ current or future third-party financing documents or any subsequent refinancing thereof (the “Parent Financing Documents”), (b) the Capital Payment shall constitute subordinated obligations of Parent’s and its Subsidiaries’ (subordinated to the payment in full of all indebtedness and other obligations under any Parent Financing Documents) and (c) Parent’s and its Subsidiaries’ shall not be required to pay, and Pearsanta shall not be entitled to receive, any payment of the Capital Payment if and to the extent such payment is prohibited by, or would result in a default or event of default under, the Parent Financing Document at the time of such contemplated payment. No later than ten (10) Business Days after the date upon which Parent is no longer prohibited from paying the Capital Payment that was not paid by Parent to Pearsanta, Parent will pay to Pearsanta the postponed Capital Payment. Any Capital Payment erroneously paid during the continuance of a default or event of default under the Parent Financing Documents shall be promptly paid over by Pearsanta to the lenders under the Parent Financing Documents (the “Lenders”), and pending receipt by the Lenders, all such amounts shall be held by Pearsanta in trust for the benefit of the Lenders. Pearsanta covenants and agrees that (x) payment of the Capital Payment is and will remain unsecured, (y) the holders of indebtedness under the Parent Financing Documents are express third-party beneficiaries of the provisions of this clause and may enforce them against Pearsanta directly and (z) any amendments to this clause will not be effective to decrease the rights of any holder of indebtedness under the Parent Financing Documents without such holder’s prior written consent.

2.7 Upfront Working Capital Payment and Closing Working Capital Payment. Parent shall contribute to Pearsanta, subject to and in accordance with the terms of this Agreement, the Upfront Working Capital Payment and the Closing Working Capital Payment. Upon Pearsanta’s receipt of the Upfront Working Capital Payment or Closing Working Capital Payment, as applicable, Pearsanta shall promptly notify the Company of such receipt. Pearsanta shall remit the applicable amount of the Upfront Working Capital Payment or Closing Working Capital Payment, as applicable, upon (a) the Company has provided reasonable documentation relating to the use of such funds for the payment of ongoing and/or outstanding operating expenses of the Company and (b) written approval (e-mail being sufficient) by the Chief Executive Officer of Pearsanta and the Chief Financial Officer of Parent. For the avoidance of doubt, the payment of the Upfront Working Capital Payment and Closing Working Capital Payment to Pearsanta by Parent shall not obligate Pearsanta to remit any amount of the Upfront Working Capital Payment and Closing Working Capital Payment, as applicable, to the Company unless and until the requirements set forth in this Section 2.7 are met.

Article III

REPRESENTATIONS AND WARRANTIES CONCERNING
THE COMPANY

As a material inducement to the Purchaser Parties to enter into this Agreement and consummate the transactions contemplated hereby, subject to the disclosures made by the Company in the disclosure schedule attached hereto as Schedule II (the “Company Disclosure Schedule”) as of the date of this Agreement, the following:

3.1 Organization. Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except were the failure to be so qualified, either individually or in the aggregate, would not reasonably be material to the Company. Schedule 3.1 of the Company Disclosure Schedule sets forth each jurisdiction in which Company is so qualified or licensed and in good standing. Company possesses all requisite corporate or limited liability company power and authority, as applicable, necessary to own, lease and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by the Transaction Documents. The copies of the Company’s respective Governing Documents, which have been made available to Parent, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. Company is not in default under or in violation of any provision of its Governing Documents. Schedule 3.1 of the Company Disclosure Schedule sets forth a list of the officers of Company as of immediately prior to the Closing. Company has not conducted any business under or otherwise used, for any purpose, in any jurisdiction, any fictitious names, assumed names, trade names or other name.

3.2 Authorization; Noncontravention

(a) Company has the requisite corporate power and authority to enter into and to perform their respective obligations under this Agreement, the Transaction Documents and each of the agreements certificates and documents required to be delivered by the Company pursuant to the terms of this Agreement. The execution, delivery and performance of the Transaction Documents to which the Company is a party have been duly authorized by the Company, and no other act (corporate or otherwise) or other proceeding on the part of the Company is necessary to authorize the execution, delivery or performance of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and each of the other Transaction Documents to which the Company is a party, when executed and delivered by the Company in accordance with the terms hereof and thereof, and (assuming due authorization, execution and delivery by the Purchaser Parties of this Agreement and each other Transaction Document to which a Purchaser Party is a party) shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its respective terms. The Company has full power and authority to convey good and marketable title to all of the Acquired Assets to be sold by the Company hereunder, and upon transfer of such Acquired Asset to Pearsanta, and, Pearsanta will receive good and marketable title to the Acquired Assets, free and clear of all Encumbrances.

(b) Except as set forth in Schedule 3.2(b) of the Company Disclosure Schedule, the execution and delivery by Company of this Agreement and all of the other Transaction Documents to which Company is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not (with or without the giving of notice, the lapse of time, or both) (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Acquired Assets or the Business, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to such Company’s Governing Documents, or any Law, statute, rule or regulation to which the Company is subject, or any Material Contract, permit, order, judgment or decree to which the Company is are subject.

3.3 Subsidiaries; Company Operations. The Company has one subsidiary: MDNA Life Sciences UK, Ltd., a company incorporated under the laws of the United Kingdom. The Company does not, directly or indirectly, own or hold the right to acquire any Equity Interests in any other Person or have any obligation to make any Investment in any Person. Such subsidiary does not own any of the Acquired Assets or any Indebtedness which may have Liens on the Acquired Assets.

3.4 Acquired Assets. Except as set forth on the attached Schedule 3.4 of the Company Disclosure Schedule, the Company has good, marketable and valid title to, or a valid leasehold interest in or valid and enforceable license to use, all Acquired Assets, free and clear of all Liens and such Acquired Assets constitute all of the tangible assets necessary for the conduct of the Business and all such Acquired Assets are in the possession or control of the Company.

3.5 Financial Statements. The Company has provided to Purchaser Parties copies of the (a) unaudited balance sheet of Company as of December 31, 2021 and the related statement of income, members’ equity, for the fiscal year then ended (the “FY21 Financial Statements”), (b) unaudited balance sheet of Company as of December 31, 2022 and the related audited statement of income, members’ equity for the fiscal year then ended (the “FY22 Financial Statements”), (c) to the extent available prior to Closing, unaudited balance sheet of Company as of September 30, 2023 (the “Latest Balance Sheet”) and the related unaudited statements of income for the nine (9) month period then ended (the “FY23 Financial Statements”, together with the FY22 Financial Statements and FY21 Financial Statement, are referred to herein as the “Financial Statements”). Except as set forth on Schedule 3.5 of the Company Disclosure Schedule, the Financial Statements for Company (i) have been prepared in accordance with GAAP, (ii) were prepared from and are consistent with the books and records of the Company, and (iii) present fairly the financial position of Company as of the date thereof and the results of its operations for the period then ended. The Company does not have any off balance sheet Indebtedness or other Indebtedness, liabilities or obligations, except for liabilities and obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since the date of the interim Financial Statements (none of which is a liability for breach of contract, tort, infringement, or violation of Law). The Financial Statements accurately list all Indebtedness, including, for each item of Indebtedness, the agreement(s) governing the Indebtedness and, if applicable, the interest rate, maturity date and any assets or properties securing such Indebtedness.

3.6 Absence of Undisclosed Liabilities. Except as set forth on the attached Schedule 3.6 of the Company Disclosure Schedule, the Company does not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due, regardless of when or by whom asserted and whether or not the magnitude of such obligation or liability can be reasonably estimated as of the date hereof) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities to the extent reflected on the Latest Balance Sheet, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, or (c) obligations under any Material Contract (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date).

3.7 No Material Adverse Effect. Since December 31, 2022, there has occurred no fact, event or circumstance which, either individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect with respect to the Acquired Assets.

3.8 Absence of Certain Developments. Since December 31, 2022, the Company has conducted its business only in the ordinary course of business consistent with past practice. Except as set forth in Schedule 3.8 of the Company Disclosure Schedule, since December 31, 2022, Company has not:

(a) (i) incurred any Liabilities or Indebtedness for borrowed money in excess of $20,000, or (ii) assumed or guaranteed any Indebtedness, Liabilities or other obligation of any third party, which in either case would result in the mortgage or pledge of any of the Acquired Assets, except for Permitted Liens;

(b) acquired any material tangible or intangible assets, except in the ordinary course of business consistent with past practice;

(c) sold, assigned, transferred, leased, licensed (or sublicensed), written down or revalued, or otherwise encumbered any of the Acquired Assets, or canceled any material debts or claims relating to the Acquired Assets;

(d) sold, assigned, transferred, leased, licensed (or sublicensed), allowed to lapse, or otherwise disposed of or encumbered any Intellectual Property Rights (except, in each case, for any nonexclusive licenses (or sublicenses) granted to customers or vendors in the ordinary course of business consistent with past practice), disclosed to any Person (other than to the Purchaser Parties and their respective Affiliates), or allowed to fall into the public domain, any trade secrets material, Confidential Information, or abandoned or permitted to lapse any Intellectual Property Rights;

(e) delayed or postponed the payment of any accounts payable or commissions or any other liability or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or accelerated the collection of (or discounted) any accounts or notes receivable, in each case relating to the Acquired Assets and other than in the ordinary course of business consistent with past practices;

(f) made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person (other than advances to the Company’s employees in the ordinary course of business consistent with past practice);

(g) suffered any extraordinary losses or waived any rights of material value relating to the Acquired Assets (whether or not in the ordinary course of business or consistent with past practice) in excess of $20,000 in the aggregate;

(h) suffered any damage, destruction or casualty loss relating to the Acquired Assets exceeding in the aggregate $20,000, whether or not covered by insurance;

(i) made any change in any method of accounting or accounting policies or reversed any accruals relating to the Acquired Assets (whether or not in the ordinary course of business or consistent with past practice);

(j) settled any Legal Proceeding or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator relating to the Acquired Assets;

(k) written-down or revalued any of the Acquired Assets;

(l) defaulted, violated, relinquished or failed to perform under, or caused or experienced the acceleration, termination, modification, amendment, relinquishment, suspension, nonrenewal or cancellation of any Material Contract, or received oral or written notice that any other Person intends or has threatened to accelerate, terminate, modify, not renew or cancel any Material Contract; or

(m) agreed, whether orally or in writing, to do any of the foregoing.

3.9 Contracts and Commitments.

(a) Except as set forth on the attached Schedule 3.9(a) of the Company Disclosure Schedule, Company is not a party to or bound by any written or oral contract or commitment with respect to any Acquired Assets (the “Material Contracts”).

(b) All of the Material Contracts are binding and enforceable in accordance with their respective terms, and will be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.9(b) of the Company Disclosure Schedule, (i) the Company has performed all obligations required to be performed by it in all material respects and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any Material Contract; (iii)  Company does not have any present expectation or intention of not fully performing all such obligations; and (iv) the Company has no Knowledge of any breach or anticipated breach by the other parties to any Material Contract.

(c) The Company has made available to Parent a true and correct copy of each of the written Material Contracts and an accurate written description of each of the oral Material Contracts, together with all amendments, waivers or other changes thereto.

3.10 Intellectual Property Rights.

(a) Schedule I contains a complete and accurate description and list of all registered and unregistered Company Intellectual Property on Schedule I and that are part of the Acquired Assets.

(b) The Company owns and possesses all right, title and interest in and to, or has the right pursuant to a valid and enforceable written license (other than shrinkwrap licenses) to use, all Company Intellectual Property set forth on Schedule I.

(c) All Persons who have contributed to the creation, invention, modification, or improvement of any Company Intellectual Property on Schedule I purportedly owned by the Company, in whole or in part, have signed written agreements (i) assigning by present assignment to the Company all Intellectual Property Rights created or developed within the scope of employment or engagement, as applicable, and (ii) protecting the trade secrets and Confidential Information of the Company, and all such assignment agreements and confidentiality agreements are, in each case, valid and are enforceable in accordance with their terms and, to the Knowledge of the Company, no Person is in breach of any such agreement.

(d) No loss or expiration of any Company Intellectual Property on Schedule I is threatened or pending (other than the expiration of any registered Intellectual Property Rights at the end of their respective statutory terms). The Company has taken all commercially reasonably necessary steps to maintain and protect the Company Intellectual Property set forth on Schedule I. Each of the registered Intellectual Property Rights (or applications therefor) included in the Company Intellectual Property set forth on Schedule I is subsisting and in full force and effect and is valid and enforceable. All renewal fees in respect of each item of registered Intellectual Property Rights (or applications therefor) included in the Company Intellectual Property set forth on Schedule I have been duly paid and none of the registrations or applications are subject to any challenge, opposition, nullity proceeding or interference or threats to commence the same.

(e) The Company is in compliance in all material respects with all obligations under any agreement pursuant to which the Company has obtained the right to use any third party Software, including Open Source Software, and in particular the Company, as applicable.

(f) Except as set forth on the attached Schedule 3.10(f) of the Company Disclosure Schedule (i) there are no pending, or to the Company’s Knowledge threatened, claims against the Company with respect to the validity, infringement, use, ownership, or enforceability of any Company Intellectual Property on Schedule I and, to the Company’s Knowledge, there is no basis for any such claim, (ii) the Company has not received any notices of any facts which indicate a likelihood of, any infringement, misappropriation, or violation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that the Company license any rights from a third party), (iii) to the Company’s Knowledge, the conduct of the Company’s business has not infringed, misappropriated, violated, or conflicted with, and the continued conduct of the Company’s businesses does not infringe, misappropriate, violate, or conflict with, any Intellectual Property Rights of other Persons, (iv) no third party has made any written claim asserting that any Company Intellectual Property Rights on Schedule I should be transferred to or placed under the control of a third party, nor has any third party made a request or demand that any such transfer be made by the Company other than in an arm’s length transaction and in exchange for full and fair market value, and (v) to the Company’s Knowledge, the Intellectual Property Rights owned by or licensed to the Company has not been infringed, misappropriated, violated, or conflicted with by other Persons. Except as set forth on the attached Schedule 3.10(f) of the Company Disclosure Schedule, the transactions contemplated by this Agreement and the other Transaction Documents will not have an adverse effect on the Company’s right, title or interest in and to the Company Intellectual Property on Schedule I and all Company Intellectual Property on Schedule I that are owned by or available for use from a third party shall continue to be available for use by the Company on terms and conditions immediately after the Closing identical to those under which they were available for use by the Company immediately before the Closing.

(g) No funding, facilities or personnel of any Governmental Authority, university, college, or other educational institution, research center, or nonprofit organization (each, a “Government Sponsor”) have been used in connection with the development of any Intellectual Property Rights owned or purported to be owned by the Company. No Person who was involved in, or who contributed to, the authorship, conception, development, reduction to practice, modification, or improvement of any of the Intellectual Property Rights owned or purported to be owned by the Company was employed by, under contract to, or performed services for any Government Sponsor during a period of time during which such Person was also performing services either for the Company or related to such owned Intellectual Property Rights.

3.11 Litigation. Except as set forth on the attached Schedule 3.11 of the Company Disclosure Schedule, there are no actions, suits, complaints, litigation, charges, Proceedings (including any government agency or arbitration proceedings), orders, audits, investigations or claims relating to the Acquired Assets (collectively, “Proceedings”) pending or, to the Company’s Knowledge, threatened against or affecting the Acquired Assets or Assumed Liabilities, or pending or threatened by the Company against any Person, at Law or in equity, or before or by any Governmental Authority (including any Proceedings with respect to the transactions contemplated by this Agreement and the other Transaction Documents). The Company is not, nor for the past three (3) years has been, subject to any judgment, order, settlement, award, or decree of any Governmental Authority relating to the Acquired Assets, and the Company has never received any opinion or memorandum or written advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities relating the Acquired Assets. There are no Proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

3.12 Compliance with Laws. Except as set forth on the attached Schedule 3.12 of the Company Disclosure Schedule:

(a) The Company has complied, and is in compliance in all material respects, with all applicable Laws of, or issued or enforced by, any Governmental Authority relating to the Acquired Assets. During the past three (3) years, no written notices have been received by the Company from an individual, entity, or Governmental Authority alleging a violation of any such Laws and no Company has been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.

(b) The Company holds and is in compliance in all material respects with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all Governmental Authorities relating to the Acquired Assets or the ownership and use of the Acquired Assets.

(c) Neither the Company, nor any of their respective equityholders, directors, managers, officers, employees, agents, or Affiliates, or customers is: (i) a Person that is listed in the Annex to, or is otherwise subject to, the provisions of the U.S. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) a Person owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order and the USA Patriot Act; (iii) a Person who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (iv) a Person that is named as a “specially designated national and blocked person” on the current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, or at any replacement website or other replacement official publication of such list; and (v) a Person who is affiliated with a person or entity listed in items (i) through (iv) above.

3.13 Insurance. The Company has no insurance policies relating to the Acquired Assets.

3.14 Tax Matters. Except as set forth on the applicable subpart of Schedule 3.14 of the Company Disclosure Schedule:

(a) Company has timely filed all Tax Returns that it was required to file, taking into account any valid, applicable extensions of time to file, and all such Tax Returns are true, correct, and complete in all material respects and were prepared in accordance with applicable Law. All Taxes of the Company (whether or not shown on any Tax Returns) with respect to Tax jurisdictions in which the Company has established a Tax nexus have been timely and fully paid.

(b) Company is not the subject of any pending audit, investigation, arbitration, examination, appeal, litigation, action, or other proceeding with respect to any Taxes or Tax Returns (each, a “Tax Proceeding”), and no such Tax Proceeding has been threatened in writing by any Taxing Authority. No deficiencies for any Taxes have been proposed, asserted, or assessed against Company that are still outstanding or pending. There are no requests for rulings or determinations in respect of any Tax that are currently pending between Company, on the one hand, and any Taxing Authority, on the other hand. Company has not entered into any “closing agreement” under Section 7121 of the Code (or any similar agreement under applicable state, local or foreign Law).

(c) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable) upon any of the Acquired Assets.

(d) Company has not waived or agreed to extend any statute of limitations with respect to the assessment or collection of any Taxes nor has Company agreed to, requested, or been granted any extension of time for the filing of any Tax Return that has not yet been filed.

(e) Company (i) is not a party to any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement, (ii) has never been a member of an affiliated group filing a combined, consolidated, unitary or other similar Tax Return, and (iii) has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or indemnitor, by assumption, by Contract, by operation of Law, or otherwise.

(f) Company is not a party to, nor has it ever been a party to, a “reportable transaction,” as such term is defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(g) Company has timely withheld and timely and fully paid over to the appropriate Taxing Authority all Taxes required to have been so withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, and all IRS Forms W-2 and 1099 (and any comparable state, local or foreign forms) required with respect thereto have been properly completed and timely filed in accordance with applicable Laws.

(h) No claim has ever been made by any Taxing Authority in a jurisdiction where Company has not filed a Tax Return asserting that Company is or may be subject to Tax by such jurisdiction.

(i) Company has at all times since its formation been a C corporation for federal (and applicable state and local) income Tax purposes and Company will not change that Tax status prior to the Closing.

(j) Company is not subject to Tax in any jurisdiction other than the country in which it was formed by virtue of: (i) having a permanent establishment or other place of business in such jurisdiction; or (ii) having a source of income in such jurisdiction.

(k) Company has properly (i) collected and remitted to the appropriate Taxing Authority all sales, use, valued added and similar Taxes with respect to taxable sales or leases made or services provided to its customers and (ii) received and retained any appropriate Tax exemption certificates and any other required documentation qualifying such sale, lease or provision of services as exempt with respect to all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting such Taxes.

(l) None of the Acquired Assets are described in Section 197(f)(9)(A) of the Code and the Treasury Regulations promulgated thereunder as being precluded from treatment as “amortizable section 197 intangibles”.

(m) The Company has made available to Parent all Tax Returns filed by or on behalf of Company with respect to the three most recent calendar years.

(n) The Company has not made any elections to defer any Taxes under the CARES Act or any similar state, local or foreign Law.

3.15 Brokerage and Transaction Bonuses. There are no and will be no obligations for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based on any arrangement or agreement binding upon the Company. There are no obligations for Transaction Bonuses to be paid by the Company.

3.16 Books and Records. The books and records of the Company relating to the Acquired Assets (i) are, in all material respects, true, correct and complete, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years and (iii) reflect, in reasonable detail, all material transactions involving the Acquired Assets.

3.17 Affiliate Transactions. No officer, director, shareholder, employee, or Affiliate of the Company or, to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (any such Person, a “Related Party”), is a party to or has any financial or ownership interest (including owing money to the Company or is owed money by the Company, in any agreement, contract, commitment or transaction with the Company with respect to or relating to any Acquired Asset). Prior to the Closing, the Company paid in full and satisfied, or caused to be paid in full and satisfied, all Indebtedness and other liabilities due and owing to or from the Company, on the one hand, and any Related Party, on the other hand, if any.

3.18 Accredited Investor.

(a) Company is an “accredited investor,” as defined under Rule 501 promulgated under the Securities Act. Company has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of acquiring the Aggregate Equity Consideration and understands that holding the Aggregate Equity Consideration is an illiquid investment for which there is no market.

(b) Company has reviewed copies of such documents and other information as it has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Aggregate Equity Consideration.

(c) Company has determined that the Aggregate Equity Consideration is a suitable investment for Company and that Company has the financial ability to bear the economic risk of Company’s investment in Parent and Pearsanta (including the complete loss of the investment) and has no need for liquidity with respect to the investment in Parent and Pearsanta.

(d) Company has conducted its own independent investigation, review and analysis of Parent, Pearsanta and the Aggregate Equity Consideration, and based thereon, has formed an independent judgment concerning, the business, assets, results of operations, condition (financial or otherwise) and prospects of Parent and Pearsanta. Company acknowledges and agrees that in making its decision to acquire the Aggregate Equity Consideration, Company has relied solely upon its investigation and the representations and warranties of Parent and Pearsanta expressly set forth in Article V of this Agreement. Company acknowledges and agrees that it is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent, Pearsanta or their respective Affiliates or other Person acting on their behalf, except as expressly set forth in this Agreement, and further acknowledges that neither Parent, Pearsanta nor any of their respective Affiliates is making, directly or indirectly, any representation or warranty except as set forth in this Agreement, including, without limitation, with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent, Pearsanta and/or their respective Affiliates heretofore delivered to or made available to Company or any of its Affiliates.

(e) If Company is required to register as an investment company under the Investment Company Act of 1940, as amended, Company is so registered.

(f) Company represents and warrants that, to the best of its Knowledge, none of: (i) Company; (ii) any Person controlling or controlled by Company; (iii) any person having a beneficial interest in Company; or (iv) any person for whom Company is acting as agent or nominee in connection with this investment, is a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control.

(g) Company acknowledges that if an underlying investor is, or Company reasonably believes that an underlying investor is, a prohibited investor, Parent and/or Pearsanta may be obligated to freeze its investment, either by prohibiting additional investments, withholding distribution payments and/or segregating the assets constituting the investment in accordance with applicable regulations, and it shall have no claim against Parent, Pearsanta or any of their respective Affiliates for any form of damages as a result of any aforementioned actions.

(h) Company understands that a portion of the Aggregate Equity Consideration constitutes “restricted securities” under the Securities Act and may not be sold, transferred or otherwise disposed of without registration under the Securities Act, or the availability of an exemption therefrom, and that, in the absence of an effective registration statement covering the units or an available exemption from registration under the Securities Act, a portion of the Aggregate Equity Consideration must be held indefinitely. Further, Company is able to sustain a complete loss of such investment and understands and has the financial capability of assuming the economic risk of an investment in the Aggregate Equity Consideration for an indefinite period of time.

(i) Company has been advised that it will not be able to dispose of, sell assign or pledge certain of the Aggregate Equity Consideration, or any interest therein, except in compliance with the provisions of the Act, and any applicable state securities laws.

(j) Company understands that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently available with respect to the Aggregate Equity Consideration.

(k) Company acknowledges, except as provided in the Certificate of Designation, that Pearsanta is not under any obligation to register the Pearsanta Common Stock issued or issuable to the Company upon conversion of the Pearsanta Shares or to furnish any information or take any other action to assist the Company in complying with the terms and conditions of any exemption which might be available under the Securities Act, or any state securities laws with respect to sales of the Pearsanta Common Stock in the future.

(l) Company acknowledges that the Aggregate Equity Consideration was not offered to it by means of any general solicitation, publicly disseminated advertisement or sales literature.

(m) The Aggregate Equity Consideration to be acquired by Company hereunder are being so acquired for Company’s account, for investment purposes and not with a view to the distribution of all or any part of such shares of the Aggregate Equity Consideration, nor with any present intention to sell or in any way distribute such Aggregate Equity Consideration, as those terms are used in the Securities Act, and the rules and regulations promulgated thereunder.

Article IV

[Intentionally Omitted.]

Article V

REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER PARTIES

As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, subject to the disclosures made in the disclosure schedule attached hereto as Schedule III, each Purchaser Party hereby represents and warrant to the Company as of the date hereof that:

5.1 Organization and Power. Except as set forth on Schedule 5.1, each Purchaser Party is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Purchaser Party has all requisite corporate power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder.

5.2 Authorization.

(a) Each Purchaser Party has the requisite corporate power and authority to enter into and to perform their respective obligations under this Agreement, the Transaction Documents and each of the agreements, certificates and documents required to be delivered by each Purchaser Party pursuant to the terms of this Agreement. The execution, delivery and performance of the Transaction Documents to which each Purchaser Party is a party have been duly authorized by such Purchaser Party, and no other act (corporate or otherwise) or other proceeding on the part of each Purchaser Party is necessary to authorize the execution, delivery or performance of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Purchaser Party and the Company and constitutes a valid and binding obligation of such Purchaser Party enforceable in accordance with its terms, and each of the other Transaction Documents to which each Purchaser Party, when executed and delivered by such Purchaser Party, in accordance with the terms hereof (assuming due authorization, execution and delivery by the Company of this Agreement and each other Transaction Document to which the Company is a party) and shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms.

(b) The execution, delivery and performance by each Purchaser Party of this Agreement and all of the other agreements and instruments contemplated hereby to which each Purchaser Party is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by each Purchaser Party and no other corporate or limited liability company act or proceeding, as applicable, on the part of each Purchaser Party or their respective board of directors, managing member or equityholders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements and instruments contemplated hereby to which each Purchaser Party is a party and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Purchaser Party and constitutes a valid and binding obligation of each Purchaser Party, enforceable in accordance with its terms and each of the other agreements and instruments contemplated hereby to which each Purchaser Party is a party, when executed and delivered by each Purchaser Party in accordance with the terms hereof, shall each constitute a valid and binding obligation of each Purchaser Party enforceable with its respective terms.

5.3 Capitalization. The attached Schedule 5.3 sets forth the capitalization of each Purchaser Party which include the authorized Equity Interests and issued and outstanding Equity Interests of each Purchaser Party as of the date of this Agreement, and such issued and outstanding Equity Interests set forth therein constitute the only issued and outstanding Equity Interests of each such Purchaser Party. Each Purchaser Party, as may be applicable, has sufficient number of authorized shares of capital stock in any class, and has the necessary corporate authorization and power, to respectively issue the Pearsanta Shares the Parent Shares, and the Parent Shares underlying the Parent Warrants. Each Purchaser Party has respectively reserved or set aside for issuance to the Company all of the Pearsanta Shares and Parent Shares (including those Parent Shares issuable upon exercise of the Parent Warrants) issuable to the Company pursuant to this Agreement.

5.4 No Violation. No Purchaser Party is subject to or obligated under its Governing Documents, any applicable Law, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.5 Litigation. Except as set forth on Schedule 5.5, there are no actions, suits, Proceedings, orders or investigations pending or, to any Purchaser Party’s Knowledge, threatened against or affecting a Purchaser Party, at Law or in equity, or by any Governmental Authority, which would adversely affect Parent’s performance under this Agreement, its assets, or the consummation of the transactions contemplated hereby.

5.6 Compliance with Laws. Each Purchaser Party has complied, and is in compliance in all material respects, with all applicable Laws of, or issued or enforced by, any Governmental Authority relating to the operation of its business and the maintenance and operation of its properties and assets. Each Purchaser Party holds and is in compliance in all material respects with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all Governmental Authorities required for the conduct of its business and the ownership and use of its properties.

5.7 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of each Purchaser Party, other than those which shall be paid or otherwise borne by each Purchaser Party.

Article VI

ADDITIONAL AGREEMENTS

6.1 Indemnification.

(a) Company Indemnification. The Company shall indemnify the Parent Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Parent Indemnified Parties as and when incurred for any Losses which any such Parent Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of, without duplication: (i) a breach of (or an alleged breach arising from a third party claim that, if true, would be a breach of), any of the representations or warranties by the Company in this Agreement or any of the Transaction Documents; (ii) any breach of any covenant or agreement by the Company under this Agreement or any of the Transaction Documents; (iii) any Indemnified Taxes; (iv) any Transaction Expenses; (v) Affiliate Transactions; (vi) the Excluded Assets; and (vii) the Retained Liabilities; provided that the Company shall have no liability under clause (i) above (other than with respect to the Fundamental Representations or Losses that arise from or relate to Fraud, for which, in either case, no such limitation shall apply) unless and until the aggregate amount of all Losses relating thereto for which the Company would, but for this proviso, be liable exceeds, on a cumulative basis, an amount equal to $50,000 (the “Deductible”), at which point the full amount of all Losses including the Deductible shall be recoverable; provided further that, (x) other than with respect to the Fundamental Representations or Losses that arise from or relate to Fraud, for which no such limitation shall apply, and subject to Section 6.1(e), the Company shall not have any liability for Losses that may be recovered by a Parent Indemnified Party with respect to clause (i) above in excess of $1,000,000.

(b) Parent Indemnification. Parent agrees to and shall indemnify the Company and its Affiliates (“Company Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse each such Company Indemnified Party as and when incurred for any Losses which any such Company Indemnified Party may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of without duplication: (i) any breach of (or an alleged breach arising from a third party claim that, if true, would be a breach of), or inaccuracy in any representation or warranty made by any Purchaser Party under this Agreement or any of the Transaction Documents; or (ii) any breach of any covenant or agreement by any Purchaser Party under this Agreement or any of the Transaction Documents; provided that (x) no Purchaser Party shall not have any liability under clause (i) above unless and until the aggregate amount of all Losses relating thereto for which any Purchaser Party would, but for this proviso, be liable exceeds, on a cumulative basis, the Deductible, at which point the amount of all Losses including the Deductible shall be recoverable, and (y) Parent shall not have any liability for any Losses in excess of the value of the Aggregate Equity Consideration, upon issuance and as adjusted as provided under Section 2.3(a).

(c) Survival of Representations and Warranties. Each of the parties, intending to modify any applicable statute of limitations, agree that:

(i) the representations set forth in Section 3.14 (Tax Matters) shall survive the Closing and terminate when the applicable statute of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof) plus sixty (60) days with respect to the particular matter that is the subject matter thereof;

(ii) the Fundamental Representations (other than the representations set forth in Section 3.14 (Tax Matters)) shall survive the Closing and terminate on the date that is the five (5) year anniversary of the Closing Date;

(iii) all representations and warranties shall survive the Closing and terminate on the date that is the fifteen (15) month anniversary of the Closing Date; and

(iv) all covenants of the parties will survive until fully performed in accordance with their terms.

provided, any representation or warranty in respect of which indemnity may be sought under Section 6.1, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1(c) if notice of the inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Loss in respect thereof may actually be incurred). The parties acknowledge that the periods set forth in this Section 6.1(c) will be enforced as agreed by the parties.

(d) Amount of Indemnification. The amount of indemnification obligations by the Company and Purchaser Parties pursuant to this Section 6.1 in respect of any Losses shall be limited to the amount of any Losses that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Parent Indemnified Parties or Company Indemnified Parties, as the case may be, in respect of any such claim, and shall be net of any costs, fees or expenses incurred to procure such recovery and the amount of any increased insurance premiums, retentions or other costs proximately related to or arising therefrom. To the extent that any insurance, indemnity or contribution payment is actually recovered by any Company Indemnified Party or Parent Indemnified Party after the related indemnification payment has been made pursuant to this Section 6.1, the Company Indemnified Party or Parent Indemnified Party will pay over to the Parent Indemnified Parties or the Company Indemnified Parties, as the case may be, the amounts of such payments promptly after they are recovered, which amounts shall be net of any costs, fees or expenses incurred to procure such recovery and the amount of any increased insurance premiums, retentions or other costs proximately related to or arising therefrom.

(e) Payment of Indemnification Amounts. Except as otherwise provided herein, any indemnification of the Company Indemnified Party pursuant to this Section 6.1, shall be satisfied in cash. In the case of indemnification of the Parent Indemnified Parties, satisfied first by the return to Parent or Pearsanta as may be applicable (by way of cancellation or redemption of) the Aggregate Equity Consideration and then, should the amount thereof not satisfy the full amount of the indemnification obligation, subject to the limitations of Section 6.1(a), in cash. In the case of cash payment, such payment shall be remitted by wire transfer of immediately available funds from the Company or Purchaser Parties, as the case may be, to an account designated by the applicable Parent Indemnified Party or Company Indemnified Party, as the case may be, within three (3) business days after the determination thereof. For purposes of this Section 6.1, the portion of the Aggregate Equity Consideration to be returned or cancelled pursuant hereto shall be valued at either: (i) the value attributed to such consideration upon issuance thereof pursuant to this Agreement in the event that the IPO has not occurred, or (ii) the value attributed to such consideration at the time of the IPO in the event that the IPO has occurred. The Parent Indemnified Parties shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Parent Indemnified Parties by Company pursuant to Section 6.1(a) against any amounts otherwise due and payable by any of the Parent Indemnified Parties or any of their Affiliates to Company, including by setting off against any payments otherwise due and payable to Company.

(f) Procedure. Any Person making a claim for indemnification under this Section 6.1 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel in good standing reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall (subject to any dollar limitations set forth herein) be responsible for all liabilities and obligations relating to such claim for indemnification and that (subject to any dollar limitations set forth herein) it shall provide indemnification to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; and provided further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the claim seeks an injunction or other equitable relief against the Indemnitee; (C) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (E) the Indemnitee reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Section 6.1; or (F) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification could be detrimental to or injure the Indemnitee’s reputation or future business prospects; and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief or any other restrictions will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

(g) Certain Claims and Losses. The Company hereby agrees that it shall not (and shall cause its equityholders and Affiliates not to) make any claim for indemnification against any of the Purchaser Parties or any of their respective Affiliates by reason of the fact that the Company or any of its equityholders or Affiliates is or was an equityholder, member, director, manager, officer, employee, consultant or agent of the Company or its Affiliates or is or was serving at the request of the Company or its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Parent Indemnified Parties against the Company pursuant to this Agreement or applicable Law or otherwise, and such Company (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Company or their respective Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. Effective upon the Closing, the Company (on its own behalf and on behalf of its equityholders and Affiliates) hereby irrevocably waives, releases and discharges the Company and its Affiliates from any and all liabilities and obligations to it of any kind or nature whatsoever, whether in its capacity as an equityholder, member, director, manager, officer, employee or agent of the Company or its Affiliates or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by Parent in connection herewith) or otherwise at Law or equity, and the Company agrees that it shall not (and that it shall cause its Affiliates not to) seek to recover any amounts in connection therewith or thereunder from the Company or its Affiliates. In no event shall the Company or their respective Affiliates have any liability whatsoever to any seller party (or any of its equityholders or Affiliates) for breaches of the representations, warranties, agreements or covenants of the Company hereunder, and the Company shall not (and shall cause its equity holders and Affiliates not to) in any event seek contribution from the Company or its Affiliates in respect of any payments required to be made by the Company pursuant to this Agreement. For avoidance of doubt, this provision does not, and shall not be deemed to, waive any ability of the Company to bring a claim against any Purchaser Party to enforce the Company’s rights pursuant to this Agreement.

(h) Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach or inaccuracy and the amount of Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement shall be determined without regard and without giving effect to any Materiality Qualifier set forth in or otherwise applicable to such representation or warranty; provided that no Materiality Qualifier shall be disregarded for such purposes with respect to the representations and warranties set forth in Section 3.5 and Section 3.7.

(i) Exclusive Remedy. The remedies provided by this Section 6.1 shall be the sole and exclusive monetary remedies of the Parent Indemnified Parties and Company Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing herein shall limit or otherwise affect any Parent Indemnified Party’s right or ability to make, pursue, enforce or prosecute a claim for (i) equitable relief pursuant to Section 6.6, (ii) Fraud, or (iii) breach or violation of the other Transaction Documents; provided that nothing herein shall limit the rights of any party against any other party to any non-compete or other restrictive covenant agreement.

(j) Tax Treatment. Any payment made pursuant to this Section 6.1 shall be treated as an adjustment to the Aggregate Equity Consideration for U.S. federal and applicable state, local and non-U.S. Tax purposes, except as otherwise required by applicable Law.

(k) Offset. With respect to any amount of cash payable to any Parent Indemnified Parties by the Company pursuant to Section 6.1(e), if any, such Parent Indemnified Parties shall have the right to demand from the Company satisfaction of such amount: first, by payment of cash; and second, to the extent the Company has not satisfied any such amounts due from the Company in cash within thirty (30) days of final determination thereof, through a setoff against any distributions or any other payments payable to the Company in respect of the Capital Payment, as applicable.

(l) General Limitation. No limitation set forth in this Article VI (including the survival periods set forth in Section 6.1(c)) shall apply to claims arising out of Fraud.

6.2 Conversion; Amendment of Pearsanta Constitutional Documents. The parties agree the Company or the relevant holders of the Aggregate Equity Consideration shall have such conversion rights with respect to the Pearsanta Shares as set forth the Certificate of Designation delivered along with such Pearsanta Shares. The Purchasing Parties further agree to amend the relevant Governing Documents of Pearsanta to reflect such conversion rights.

6.3 Press Release and Announcements. Unless required by Law (in which case each of the parties hereto agree to use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure), no press releases, announcements to the employees, customers or suppliers/vendors of the Company, other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of the Company and Parent.

6.4 Use of Name and Information; Survival of Company Post-Closing. The Company understands that, subsequent to the Closing, only the applicable Purchaser Parties shall own or have the right to use and license the Acquired Assets.  Following the Closing, the Company shall not, and shall cause its Affiliates not to, use, directly or indirectly, any Acquired Assets. The Company further agrees that it shall not and shall cause its Affiliates not to (directly or indirectly) access, attempt to access, exploit or otherwise use any databases, lists or other records containing information with respect to any Acquired Assets. No later than 30 days following the IPO, the Company shall not, and shall cause its Affiliates not to, use, directly or indirectly, the names “MDNA Life Sciences”, any variations or derivatives thereof, or any names confusingly similar thereto.

6.5 Expenses6.6. Each of the Purchaser Parties, on the one hand, and the Company, on the other, shall respectively pay all of its fees, costs and expenses incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

6.6 Remedies. Each of the Company, on the one hand, and the Purchaser Parties, on the other, acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed by such party in accordance with its specific terms or is otherwise breached by such party. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled pursuant hereto or otherwise at Law or in equity.

6.7 Further Assurances. In the event that any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto may reasonably request. Each of the Company and the Purchaser Parties shall cooperate following the Closing in any reasonable request made by any other party to transfer, or to cause to be transferred, any right, title or interest in any Acquired Asset.

6.8 Confidentiality. Each party hereto agrees not to disclose or use at any time (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information of the other parties. Each party further agrees to take all commercially reasonable steps (and to cause each of its Affiliates to take all commercially reasonable steps) but, in each case, to exercise no less than a reasonable standard of care, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any party or any of its Affiliates is required by Law to disclose any Confidential Information of another party hereto, such disclosing party shall promptly notify the other party to whom the Confidential Information belongs in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such party shall cooperate with the non-disclosing owner of the Confidential Information so as to preserve the confidentiality of such information consistent with applicable Law.

6.9 Interim Financials. As promptly as practicable following each calendar month prior to the Closing Date, the Company shall deliver to the Parent periodic financial reports in the form that it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of the Company as of the last day of such calendar month and statements of income and changes in financial position of such entities for the calendar month then ended. The Company covenants that such interim statements shall, to the best of its Knowledge, (a) present fairly the financial condition of the Company as of their respective dates and the related results of their respective operations for the respective calendar month then ended, and (b) be prepared on a basis consistent with prior interim periods.

6.10 Board Seat. In connection with the Closing, Pearsanta shall amend its Governing Documents and take such other corporation action as may be necessary, to appoint Chris Mitton as an interim member of the board of directors of Pearsanta, in accordance with the terms of such Governing Documents, which will provide that Chris Mitton shall be and remain a member of the board of directors of Pearsanta until the earlier of (a) an independent director is mutually agreed upon by Chris Mitton and the other members of the board of directors of Pearsanta or (b) the completion of the IPO.

6.11 Piggyback Registration. If Pearsanta shall determine at any time after the (a) consummation of Pearsanta first firm commitment underwritten public offering of Pearsanta Common Stock under the Securities Act or (b) any other transaction which results in or ultimately has the effect of Pearsanta being subject to any public company reporting obligations under the Securities and Exchange Act of 1934, as amended, to register for sale any of Pearsanta Common Stock in an underwritten offering or to file a registration statement covering the resale of any of its outstanding securities on behalf of shareholders of Pearsanta, Pearsanta shall provide written notice to each holder of Pearsanta Shares, which notice shall be provided no less than ten (10) calendar days prior to the filing of such applicable registration statement (the “Notice”). In that event, each holder of Pearsanta Shares shall have the right to include any shares of Pearsanta Common Stock issuable upon conversion of the Pearsanta Shares (collectively, the “Piggyback Registrable Securities”) in such a registration, but such right shall be conditioned upon such holder of Pearsanta Shares written request to participate which shall be delivered to Pearsanta within ten (10) calendar days after the Notice, as well as such holder of Pearsanta Shares participation in such underwriting (if applicable, for purposes of this paragraph) and the inclusion of such holder of Pearsanta Shares Piggyback Registrable Securities in the underwriting to the extent provided herein. If any holder of Pearsanta Shares proposes to sell any of its Piggyback Registrable Securities through such underwriting, such holder of Pearsanta Shares shall (together with Pearsanta and any other stockholders of Pearsanta selling their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter selected for such underwriting by Pearsanta. Notwithstanding anything herein to the contrary, if the underwriter determines, in its reasonable discretion, that marketing factors require a limitation on the number of shares of Pearsanta Common Stock or the amount of other securities to be underwritten, the underwriter may exclude some or all Piggyback Registrable Securities from such registration and underwriting. Pearsanta shall so advise each holder of Pearsanta Shares and indicate to each holder of Pearsanta Shares the number of shares of Piggyback Registrable Securities that may be included in the registration and underwriting, if any. If any holder of Pearsanta Shares includes Piggyback Registrable Securities in any registration, it shall furnish to Pearsanta such information regarding such holder of Pearsanta Shares, the Piggyback Registrable Securities held by such holder of Pearsanta Shares, and the intended method of disposition of such securities as shall be required in order to comply with any applicable law or regulation in connection with the registration of such holder of Pearsanta Shares Piggyback Registrable Securities or any qualification or compliance with respect to such holder of Pearsanta Shares Piggyback Registrable Securities. Pearsanta shall have the right to terminate or withdraw any registration initiated by it before the effective date of such registration, whether or not any holder of Pearsanta Shares has elected to include Piggyback Registrable Securities in such registration.

Article VII
CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) each of the representations and warranties set forth in Article V shall be true and correct as if the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby;

(b) Parent shall have performed and complied with, in all material respects, all the covenants and agreements required to be so performed and complied with by it under this Agreement prior to the Closing;

(c) no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the transactions contemplated by this Agreement;

(d) all of the Convertible Promissory Notes shall have been converted into Company shares;

(e) the due execution and delivery by Parent and Pearsanta of a Transition Services Agreement;

(f) the due execution and delivery by Parent and Pearsanta of the Side Letter;

(g) the due payment of the Upfront Working Capital Payment to Pearsanta;

(h) the delivery of the form Employment or Consulting Agreements to the Company;

(i) on or prior to the Closing Date, Parent shall have delivered to the Company each of the following:

(i) a certificate from an officer of Parent in the form set forth as Exhibit B attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 7.1(a) and (b) hereof have been satisfied; and

(ii) certified copies of the resolutions duly adopted by the board of directors (or equivalent governing body) of Parent authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby.

Any condition specified in this Section 7.1 may be waived by the shareholders on behalf of the Company; provided, however, that no such waiver will be effective against the Company unless it is set forth in a writing executed by the shareholders.

7.2 Conditions to Parent’s Obligations. The obligation of each Purchaser Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) each of the representations and warranties set forth in Article III, shall be true and correct (without regard to any qualifications or references to “Material Adverse Effect”, “material” or other materiality qualifications or references contained in any specific representation or warranty) as of the date when made and the Closing Date (except that such representations and warranties that are made as of a specific date need only be so true and correct as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect; provided that the Fundamental Representations shall be true and correct (without regard to any qualifications or references to “Material Adverse Effect”, “material” or other materiality qualifications or references contained in any specific representation or warranty) in all material respects as of the date when made and as of the Closing Date (other than in the case of Fundamental Representations that are made as of a specified date, which representations and warranties shall be so true and correct in all respects as of such specified date);

(b) the Company shall have performed and complied with, in all material respects, all of the covenants and agreements required to be so performed and complied with by it under this Agreement prior to the Closing;

(c) no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the purchase of the transactions contemplated by this Agreement;

(d) completion of the Financing undertaken by the Purchaser Parties, as applicable, with a gross proceed thereof being not less than $10,000,000;

(e) the Company shall have delivered, or caused to be delivered, to each applicable Purchaser Party, all of the Transaction Documents;

(f) between the date hereof and the Closing Date, there shall not have occurred (nor shall any Purchaser Party have become aware of) any Material Adverse Effect on the Acquired Assets or any development reasonably likely to result in a Material Adverse Effect on the Acquired Assets;

(g) each Purchaser Party shall have completed to its reasonable satisfaction its due diligence review of the Acquired Assets;

(h) on or prior to the Closing Date, the following shall have been delivered to Parent:

(i) a certificate from an officer of the Company in the form set forth as Exhibit C attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 7.2(a),  (b) and (f) hereof have been satisfied;

(ii) received written approvals and/or consents for each item set forth on Schedule 2.2(b)(iv)(B); and

(iii) certified copies of the resolutions duly adopted by the Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby.

Any condition specified in this Section 7.2 may be waived by Parent; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Parent.

Article VIII
COVENANTS PRIOR TO CLOSING

8.1 Affirmative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Section 8.5, except as otherwise provided herein or as required by law, the Company shall, and shall cause its Subsidiary to:

(a) use its commercially reasonable efforts to conduct the Company’s business only in the ordinary course of business; and

(b) use commercially reasonable efforts to cooperate with Parent in Parent’s investigation of the Acquired Assets, to permit Parent and its authorized agents, at the sole cost of Parent, to have reasonable access to the Company’s books and records, during normal business hours and with reasonable prior written notice (email being sufficient) as may be reasonably necessary to inspect the Acquired Assets.

8.2 Negative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Section 8.5, except as set forth on Schedule 8.2, as otherwise provided herein or as required by law, the Company shall not, without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), insofar as each such actions below may affect or otherwise encumber the Acquired Assets:

(a) except in the ordinary course of business, sell, lease, assign, license or transfer any of its material tangible assets or any portion thereof (other than sales of inventory or obsolete assets or assets with no book value and prepayment of Indebtedness using Cash) or any of its material intellectual property (other than licenses granted in the ordinary course of business) or mortgage, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens;

(b) create, incur, assume or guarantee any Indebtedness for borrowed money involving more than $20,000, excluding borrowings under the Company’s existing or refinanced credit facilities or pursuant to arrangements that are to be repaid or otherwise terminated or cancelled on or prior to Closing;

(c) make any loans, capital contributions, advances to (except for advances to employees for reasonable business travel and expenses or otherwise in the ordinary course of business), investments in or guarantees for the benefit of, any Person, in each case, other than to the Company;

(d) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, any Person or division thereof or otherwise acquire or license any assets or properties that are material to the Company taken as a whole, in each case, other than inventory acquired in the ordinary course of business;

(e) make, change or revoke any material Tax election, file any amended Tax Return, adopt or change any material Tax accounting method, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment outside the ordinary course of business, or fail to pay any material Taxes when due;

(f) change any annual accounting period, or, except in so far as may be required by a change in GAAP, adopt or change any accounting method;

(g) amend or authorize the amendment of its Governing Documents;

(h) enter into or discontinue any line of business material to the business of the Company or any joint venture or similar arrangement;

(i) authorize capital expenditures in excess of $20,000 in the aggregate, other than amounts materially consistent with the budget and business plan of the Company for the applicable fiscal year that was made available to Parent prior to the date of this Agreement;

(j) commence, settle, compromise, pay, discharge, waive, release or resolve any proceeding (whether or not commenced prior to the date of this Agreement), or agree to settle or compromise any proceeding;

(k) enter into any new lease, sublease, or other occupancy agreement in respect of real property, except that the Company may, in its sole discretion, renew any of the existing Lease Agreement;

(l) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(m) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(n) enter into any contract or otherwise authorize, agree, resolve, commit or consent to take any of the foregoing.

8.3 Exclusivity. During the period from the date of this Agreement through the earlier to occur of the Closing Date and the termination of this Agreement pursuant to Section 8.5, the Company will not, and will cause the Company and its and their Affiliates not to (a) facilitate, solicit, initiate, engage in or encourage the submission of any proposal or offer from any Person (other than Parent and its representatives) relating to the acquisition of all or substantially all of the Equity Interests or assets of the Company taken as a whole (including any acquisition structured as a merger, consolidation or share exchange) or (b) enter into, maintain or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any acquisition of all or substantially all of the Equity Interests or assets of the Company taken as a whole (including any acquisition structured as a merger, consolidation or share exchange), and the Company shall not enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Parent with respect to the acquisition of all or substantially all of the Equity Interests or assets of the Company taken as a whole (including any acquisition structured as a merger, consolidation or share exchange).

8.4 Regulatory and Third Party Approval.

(a) Subject to the terms and conditions of this Agreement, the Company shall, and shall cause their Affiliates to, use its reasonable best efforts to obtain all approvals listed on Schedule 2.2(b)(iv)(B).

(b) In connection with the efforts referenced in this Section 8.4 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement as set forth on Schedule 2.2(b)(iv)(B), each of the parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep Parent and the Company informed in all material respects of any material communication received by such party from any Governmental Authority, provide each other with advance copies and a reasonable opportunity to comment on all material proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Governmental Authority, and keep the other party informed in all material respects of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby and (iii) to the extent permitted by law, permit Parent or the Company, as applicable, a reasonable opportunity to attend and participate in any substantive meetings, discussions, telephone conversations, videoconferences, or correspondence with any Governmental Authority, including in connection with any proceeding by a private party; provided, that materials required to be provided pursuant to this Section 8.4 may be redacted to remove references (A) concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 8.4 as “Outside Counsel Only.” The foregoing obligations in this Section 8.4 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

8.5 Termination.

(a) This Agreement may be terminated at any time prior to the Closing only as follows:

(i) by mutual written consent of Parent and the Company;

(ii) by Parent providing written notice to the Company if there has been a breach of any of the representations, warranties or covenants set forth in this Agreement by the Company which would result in the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied (but not waived) (so long as, if capable of being cured, Parent has provided the Company with written notice of such breach and the breach has continued without cure for a period of twenty (20) days after the notice of such breach or the earlier occurrence of the Outside Date);

(iii) by the Company if Parent has not distributed the Upfront Working Capital Payment to Pearsanta by December 31, 2023;

(iv) by the Company providing written notice to Parent if there has been a breach of any of the representations, warranties or covenants by Parent set forth in this Agreement which would result in the conditions set forth in Section 7.1(a) or Section 7.1(b) to not be satisfied (but not waived) (so long as, if capable of being cured, the Company has provided Parent with written notice of such breach and the breach has continued without cure for a period of twenty (20) days after the notice of such breach or the earlier occurrence of the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.5(a)(iii) shall not be available to the Company if the failure of the Company to fulfill any of its covenants or agreements contained in this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 7.1(a) or Section 7.1(b) are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Company in this Agreement;

(v) by either of Parent or the Company with written notice to the other party, if any Governmental Authority has issued a non-appealable final judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 8.5(a)(v) will not be available to any party whose failure to fulfil any material covenant or agreement under this Agreement, has been the cause of or resulted in the action or event described in this Section 8.5(a)(v) occurring; or

(vi) by either of Parent or the Company if the transactions contemplated hereby have not been consummated by January 15, 2024 (the “Outside Date”); provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (vi) if (A) that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time or (B) that party has failed to satisfy any conditions set forth in Article VII hereof that such party was required to satisfy.

(b) Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.5 hereof, this Agreement shall immediately become void and of no further force and effect, and there shall be no liability or obligation hereunder on the part of any of the Company or Parent (other than pursuant to this Section 8.5(a)(vi), Section 6.3, Section 6.5, Section 6.8, Article VII and Article IX which shall survive any such termination); provided, however, that no party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement.

8.6 Access; Cooperation. During the period from the date hereof through and including the Closing, the Company shall give to Parent, its officers, agents, employees, counsel, accountants and other representatives, full and complete access, during normal business hours, to the books, records, personnel and properties of the Business as Parent may reasonably request. The Company shall cause its officers, employees, consultants, agents, accountants and other representatives to cooperate with Parent and Parent’s representatives in connection with such investigation and examination. From the date hereof through the Closing Date, the Company shall use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper, or advisable to consummate and effectuate the transactions contemplated by this Agreement and the Transaction Documents in an expeditious manner. The Company shall cooperate fully with each Purchaser Party to effect a smooth and orderly transition of the Acquired Assets and the Business to each applicable Purchaser Party, including by furnishing information, evidence, testimony, and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the Closing and providing Parent with any information, books, records, personnel and properties reasonably requested by Parent in order to obtain Financing for the Transactions.

Article IX

MISCELLANEOUS

9.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon the Company only if such amendment or waiver is set forth in a writing executed by Company, and any such amendment or waiver will be binding upon the Parent only if such amendment or waiver is set forth in a writing executed by the Parent. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be effective unless in writing or deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by next-day courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service for next day delivery, (c) if deposited in the United States mail, first class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (d) if delivered by facsimile, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or (e) if delivered by e-mail, provided that such e-mail includes a read and delivery receipt, on the date of such transmission, (x) if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission and (y) as of 9:00 a.m. local time at such location on the next succeeding Business Day following the date of transmission if such transmission is completed after 5:00 p.m. local time of the recipient party. Notices, demands and communications shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to Company:

MDNA Life Sciences, Inc.

2054 Vista Parkway, Suite 400

West Palm Beach, FL 33411

Attn: Chris Mitton, CEO
Email: c.mitton@mdnalifesciences.com

with a copy to (which shall not constitute notice to Company):

Lucosky Brookman LLP
101 Wood Avenue South, Suite 500
Woodbridge, NJ 08830

Attn:	Ian Lao
Victoria Baylin
Email:	Ilao@lucbro.com
Vbaylin@lucbro.com

Notices to the Purchaser Parties:

Aditxt, Inc.

737 N. Fifth St., Suite 200
Richmond, VA 23219

Attention:	Amro Albanna
Email:	aalbanna@aditxt.com

With a copy to (which shall not constitute notice to the Purchaser Parties):

Nelson Mullins Riley & Scarborough LLP
201 17th Street, Suite 1700
Atlanta, GA 30363

Attn:	Michael E. Hollingsworth II
Katelyn H. Fredericks
Email:	Michael.hollingsworth@nelsonmullins.com
Katelyn.fredericks@nelsonmullins.com

9.3 Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Company without the prior written consent of Parent, which consent shall not be unreasonably withheld. Parent may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto. In addition, Parent may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Company or their respective businesses in any form of transaction without the consent of any of the other parties hereto. Parent and the Company may assign any or all of their rights pursuant to this Agreement to any of their respective lenders as collateral security without the consent of any other Person.

9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5 Interpretation.

(a) The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The use of the word “including” (or definitions thereof) herein shall mean “including without limitation.” The phrase “made available” or “disclosed” shall mean that the Company, at least two (2) Business Days prior to the date of this Agreement, posted the materials in question to the virtual data room managed by the Company or their representatives and such materials were continuously available to Parent and its representatives in such virtual data room from the date of posting until the date of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.6 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

9.7 Complete Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings whether written or oral, relating to such subject matter in any way, including (a) that certain Confidentiality Agreement, dated September 21, 2023, by and among Parent, Pearsanta and the Company and (b) that certain non-binding letter of intent, dated September 23, 2023, by and among Parent, Pearsanta and the Company.

9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

9.9 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or Internet mail in portable document format or similar format (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them (by means other than Electronic Delivery) to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.10 Governing Law; JURISDICTION; WAIVER OF JURY TRIAL.

(a) The internal Law (and not the Law of conflicts) of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

(b) Each party hereto agrees that it shall bring any action between the parties hereto arising out of or related to this Agreement exclusively in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action shall be effective if notice is given in accordance with Section 9.2.

(c) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.11 Schedules. No exceptions to any representations or warranties disclosed on one Schedule attached hereto shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Schedule or unless the relevance of such exception to such other representation and warranty is reasonably apparent based upon a plain reading of such exception and not inconsistent with such other applicable Schedule; provided that in no event shall a disclosed exception on any section or subsection of any Schedule be deemed to qualify the representations and warranties set forth in Section 3.7, unless such exception is specifically set forth on Schedule 3.7.

9.12 Prevailing Party. In addition, in any litigation arising out of or related to this Agreement, the court shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such litigation and the enforcement of its rights under this Agreement and, if the court determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the court may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such litigation and the enforcement of its rights under this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

THE COMPANY:

MDNA LIFE SCIENCES, INC.

By:
Name:	Chris Mitton
Its:	President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

PARENT:

ADITXT, INC.

By:	/s/ Amro Albanna
Name:	Amro Albanna
Its:	Chief Executive Officer

PEARSANTA:

PEARSANTA, INC.

By:	/s/ Ernie Lee
Name:	Ernie Lee
Its:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

Exhibit A

Consideration Schedule

Company	Amount of Parent Shares	Amount of Shares Underlying Parent Warrants	Amount of Pearsanta (Preferred) Shares	Amount of Cash Payment
MDNA Life Sciences, Inc.	50,000	50,000	5,000	$500,000 Upfront Working Capital Payment and $500,000 Closing Working Capital Payment, which will be paid to Pearsanta and remitted to the Company in accordance with Section 2.7.

A-1

Exhibit B

Officer’s Certificate - Parent

B-1

Exhibit C

Officer’s Certificate - Company

C-1

Exhibit D

Form Certificate of Designation

PEARSANTA, inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

delaware GENERAL CORPORATION LAW

The undersigned, Ernie Lee, does hereby certify as of [_____________]:

1. He is the Chief Executive Officer of Pearsanta, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 3 million shares of Preferred Stock (as defined below).

3. On [______], 2023, the following resolutions were duly adopted by the board of directors of the Corporation:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) provides for a class of its authorized stock known as Preferred Stock, consisting of 3 million shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board of Directors”) to provide, out of the authorized and unissued shares of Preferred Stock, for the issuance of one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock, the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide authority for the Corporation to issue a series of Preferred Stock and does hereby in this Certificate of Designation of Preferences Rights and Limitations of Series A Convertible Preferred Stock establish and fix and herein state and express the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Adjusted Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Alternate Consideration” shall have the meaning set forth in Section 7(f).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Distribution” shall have the meaning sect forth in Section 7(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 6(e).

“Exchange Cap Allocation” shall have the meaning set forth in Section 6(e).

“Fundamental Transaction” shall have the meaning set forth in Section 7(f).

“Holder” shall have the meaning given such term in Section 2.

“IPO Price” shall have the meaning set forth in Section 6(a).

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation which are subordinate to the Series A Preferred Stock.

“Liquidation” shall have the meaning set forth in Section 6.

“New York Courts” shall have the meaning set forth in Section 10(d).

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

“Par Value” shall have the meaning set forth in Section 2.

“Parity Securities” means any class or series of capital stock established after the Original Issue Date with terms expressly providing that such class or series ranks on parity with the Series A Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means any of the following markets or exchanges on the Common Stock is listed or quoted for trading on the applicable date in question: the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTC Pink, OTCQB, or OTCQX, and any successor markets to any of the foregoing..

“Purchase Agreement” means the Asset Purchase Agreement, dated as of December [__], 2023, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” has the meaning set forth in Section 6(d).

“Qualifying IPO” shall have the meaning set forth in Section 7(a).

“Redemption” shall have the meaning set forth in Section 8(a).

“Redemption Amount” means the sum of (a) 100% of the aggregate Stated Value of all shares of Series A Preferred Stock then outstanding and not less than $25,000,000, (b) accrued but unpaid dividends and (c) all liquidated damages and other amounts due in respect of the Series A Preferred Stock.

“Redemption Date” shall have the meaning set forth in Section 8(a).

“Redemption Default” shall have the meaning set forth in Section 8(b).

“Redemption Notice” shall have the meaning set forth in Section 8(a).

“Redemption Notice Date” shall have the meaning set forth in Section 8(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any subsidiary of the Corporation as set forth in the SEC Reports (as defined in the Purchase Agreement) and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 8(f).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means VStock Transfer, the current transfer agent of the Corporation, with a mailing address of 18 Lafayette Place, Woodmere, New York 11598 and an email address of Young@VstockTransfer.com, and any successor transfer agent of the Corporation.

Section 2. Designation, Amount, Par Value and Stated Value. The series of Preferred stock shall be designated as Series A Convertible Preferred Stock of the Corporation (the “Series A Preferred Stock”) and the number of shares so designated shall be [5,000] (which shall not be subject to increase without the written consent of all of the holders of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series A Preferred Stock shall have a par value of $0.001 per share (the “Par Value”) and shall have a stated value equal to $5,000 per share (the “Stated Value”).

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A Preferred Stock shall have no voting rights. As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of all the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) amend its Certificate of Incorporation, bylaws or other charter documents in any manner that materially adversely affects any rights of any Holder, or (c) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Conversion. Notwithstanding anything to the contrary set forth in this Certificate of Designation, each outstanding share of Series A Preferred Stock shall be mandatorily and automatically converted, with no further action on the part of the holders thereof, into 1,000 fully paid and nonassessable shares of Common Stock (1:1,000) (the “Conversion Ratio”) upon the consummation of a firm underwritten initial public offering of the Common Stock for cash effected pursuant to a registration statement or similar document filed by or on behalf of the Company under the Securities Act (a “Qualifying IPO”). If the product of (i) the number of shares of Common Stock issued upon conversion based on the Conversion Ratio and (ii) the initial trading price upon a Qualifying IPO (“IPO Price”), is less than $25,000,000 then the Conversion Ratio shall be adjusted to 1:X (such ratio, the “Adjusted Conversion Ratio”) where:

X = (25,000,000/ IPO Price) / 5000

and the number of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock shall be determined based on such Adjusted Conversion Ratio.

b) [RESERVED].

c) Mechanics of Conversion. The Company will record in book-entry form upon the automatic conversion described in Section 6(a).

i. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

ii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the IPO Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series A Preferred Stock.

iii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d) Reserved.

e) Principal Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of the Series A Preferred Stock or otherwise pursuant to the terms of this Certificate of Designation if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Series A Preferred Stock without breaching the Corporation’s obligations under the rules and regulations the listing rules of the Principal Market (the number of shares which may be issued without violating such rules and regulations, including rules related to the aggregate of offerings under NASDAQ Listing Rule 5635(d), the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation (A) obtains the approval of its stockholders as required by the applicable rules and regulations of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Holder. Until such approval or such written opinion is obtained, no Holder shall be issued in the aggregate, upon conversion of Series A Preferred Stock, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Original Issuance Date multiplied by (ii) the quotient of (1) the aggregate number of shares of Series A Preferred Stock issued to such Holder on the Original Issuance Date divided by (2) the aggregate number of shares of Series A Preferred Stock issued to the Holders on the Original Issuance Date (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of such Series A Preferred Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the IPO Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) [RESERVED]

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Stock (without regard to any limitations on conversion thereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions. During such time as any Series A Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series A Preferred Stock (without regard to any limitations on conversion thereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e) Fundamental Transaction. If, at any time while any Series A Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of Series A Preferred Stock, the Holder of such Series A Preferred Stock shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of Series A Preferred Stock), the number of shares of common stock of the successor or acquiring corporation or Common Stock of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series A Preferred Stock subject to such subsequent conversion is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of Series A Preferred Stock). For purposes of any such conversion, the determination of the IPO Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the IPO Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for such Holder’s Series A Preferred Stock a security of the Successor Entity evidenced by one or more written instruments in form and substance reasonably satisfactory to the Holder which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of such Holder’s Series A Preferred Stock (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of Series A Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series A Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g) Notice to the Holders.

i. Adjustment to Conversion Shares. Whenever the number of Conversion Share issuable upon conversion of the Series A Preferred Stock is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Shares issuable to such Holder after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series A Preferred Stock, and shall cause to be delivered to each Holder, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. Each Holder shall remain entitled to convert all or any part of the shares of Series A Preferred Stock owned by such Holder during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Redemption at Election of Corporation.

a) Subject to the provisions of this Section 8, at any time after the Original Issue Date but prior to the Qualifying IPO, the Corporation may deliver a notice to the Holders (a “Redemption Notice” and the date such notice is deemed delivered hereunder, the “Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding shares Series A Preferred Stock, for cash in an amount equal to the Redemption Amount on the 10th Trading Day following the Redemption Notice Date (such date, the “Redemption Date” and such redemption, the “Redemption”). The Redemption Amount is payable in full by the Corporation to the Holders pro rata based on the respective number of shares of Preferred Stock held by each Holder as of the Redemption Notice Date. The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Redemption Notice through the date the Redemption Amount is paid in full.

b) In the event that any portion of the Redemption Amount has not been paid by the Corporation on the Redemption Date (a “Redemption Default”), interest on such amounts outstanding shall accrue thereon until such amount is paid in full at a rate equal to 10% per annum. In the event of a Redemption Default and until such Redemption Default has been cured by payment of all amounts outstanding, the Corporation shall not, without the affirmative consent of the Holders of all the then outstanding shares of the Series A Preferred Stock, declare or pay dividends or distributions on any Junior Securities or Parity Securities (other than a dividend or distribution payable solely in Junior Securities or Parity Securities). Nothing contained in this Certificate of Designation shall be deemed to limit any rights, powers or remedies of the Holders permitted by law.

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the following address: Aditxt, Inc., 737 N. Fifth Street, Suite 200, Richmond, VA 23219, Attention: Amro Albanna, e-mail address: aalbanna@aditxt.com or such other mailing address and/or e-mail address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the mailing address or e-mail address of such Holder set forth on such Holder’s respective signature page to the Purchase Agreement, or at such other mailing address as such Holder may specify for such purposes by notice to the Corporation delivered in accordance with this Section 9. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given, in each case, properly addressed to the party to receive the same as provided in this Section 9.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Series A Preferred Stock. Shares of Series A Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the Chief Executive Officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this [   ] day of December 2023.

PEARSANTA, INC.

Name:	Ernie Lee
Title:	Chief Executive Officer

Schedule I

Schedule of Acquired Assets

See attached.

Sch-I-1

Schedule II

Company Disclosure Schedule

See attached.

Sch-II-1

Schedule III

Purchaser Parties Disclosure Schedule

See attached.

Sch-III-1